UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2007

Century Aluminum Company
(Exact name of registrant as specified in its charter)

Delaware	0-27918	13-3070826
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2511 Garden Road Building A, Suite 200 Monterey, California (Address of principal executive offices)	93940
(Zip Code)

(831) 642-9300
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

    □   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    □   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    □   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    □   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Compensatory Arrangements of Certain Officers

    (e)  Effective March 1, 2007, Century Aluminum Company (“Century”, “we” or “us”) entered into employment and severance protection agreements with Wayne R. Hale, who succeeded E. Jack Gates as Executive Vice President and Chief Operating Officer of Century effective March 1, 2007. Under the terms of his employment agreement, Mr. Hale will receive a base salary of $450,000 per annum and will be eligible to receive an annual performance-based cash bonus under Century's incentive compensation plan of up to 100% of his base salary, subject to the discretion of the Compensation Committee. Mr. Hale's annual cash bonus for 2007 will be no less than $225,000. Mr. Hale will also receive one-time signing and relocation bonuses totaling $300,000. The agreement provides that Mr. Hale will receive options to purchase 50,000 shares of Century's common stock and a one-time grant of 25,000 service-based performance shares. The options will vest over a period of two years, with one-third vesting on each of his employment date, the one year anniversary of his employment date and the two year anniversary of his employment date, and will be exercisable at an exercise price equal to the average of the high and low sales price of Century’s common stock on his employment date. The service-based performance shares will vest one-third each on the one, two and three year anniversaries of his employment date. Mr. Hale will also be eligible to participate in certain of Century’s incentive compensation and benefit plans, including our Amended and Restated 1996 Stock Incentive Plan, which provides for the award of options and performance shares, and the Supplemental Retirement Income Benefit Plan, which provides select senior executives with supplemental benefits in addition to the benefits they are entitled to receive under our qualified retirement plans.

Under Mr. Hale's severance protection agreement, if Mr. Hale's employment is terminated within 36 months following a change in control of Century either: (i) by Century for any reason other than cause or disability, or (ii) by Mr. Hale for good reason, he will receive a lump sum payment equal to three times the aggregate of the highest base salary and the highest bonus received by Mr. Hale in any of the most recent five years. Also, upon a change in control, the exercisability of stock options and the vesting of performance shares held by Mr. Hale will be accelerated. The agreement also provides for additional payments to fully offset any excise taxes payable by Mr. Hale as a result of the payments and benefits provided for under the agreement.

Effective March 1, 2007, Century and Mr. Gates entered into a letter agreement providing that Mr. Gates’ will continue as a Century employee through June 30, 2007, when he will retire. Following his retirement date, Mr. Gates will serve as a consultant to Century from July 1, 2007 through December 31, 2007 (the “Consulting Term”). Mr. Gates will be paid a minimum of $70,000 during the Consulting Term, which will compensate Mr. Gates for providing consulting services for up to an aggregate of 35 days. Mr. Gates will be paid an additional $2,000 for each day during the Consulting Term he provides consulting services in excess of 35 days.

The foregoing descriptions of the material terms of Mr. Hale's employment and severance protection agreements, and Mr. Gates’ letter agreement, are qualified by reference to the full text of such agreements, which will be included as exhibits to Century's Form 10-Q for the quarter ended March 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CENTURY ALUMINUM COMPANY

Date: March 5, 2007	By:	/s/ Robert R. Nielsen
Name: Robert R. Nielsen
Title: Executive Vice President, General Counsel and Secretary